UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Flintkote Avenue

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 2, 2015, Ignyta, Inc. (the “Company”) announced that it has appointed Valerie Harding Start, Ph.D., as the Company’s Senior Vice President, Chemistry, Manufacturing, and Controls, effective immediately. Prior to joining the Company, Dr. Harding, 56, spent more than 25 years in positions of increasing responsibility at Pfizer, including Vice President, Product Differentiation, Vice President, Drug Product Design and Vice President, Pharmaceutical Development. Prior to Pfizer, Dr. Harding spent three years as a Scientist and Team leader at Boots and Company, preceded by three years as a Tutor and Researcher at the University of Nottingham School of Pharmacy. Dr. Harding holds a Ph.D. in Pharmaceutical Microbiology from the University of Nottingham and a B.S. in Pharmacy from the University of London.

Dr. Harding’s annual base salary will be $300,000. Dr. Harding will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of the Company’s Board of Directors (the “Board”). Further, Dr. Harding will be eligible to receive grants of equity awards under the Company’s 2014 Incentive Award Plan or the Company’s 2015 Employment Inducement Incentive Award Plan (the “2015 Inducement Plan”) or any other equity compensation plan the Board may approve and adopt in the future, at the discretion of the Board. As with the Company’s other employees, Dr. Harding does not have a formal employment agreement with the Company, and will not have such an agreement unless and until the Board, or a committee thereof, and Dr. Harding approve the terms of any such agreement. As a result, the amount of Dr. Harding’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation she may receive may be modified at any time at the discretion of the Board.

In connection with her appointment, on September 2, 2015, the Company will grant to Dr. Harding a stock option award to purchase 200,000 shares of the Company’s common stock under the 2015 Inducement Plan as an “employment inducement” award granted as a material inducement to her entering into employment with the Company, pursuant to Nasdaq rules. The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant. The option award agreement will be consistent with the standard option award agreement under the 2015 Inducement Plan, and the options will vest on the Company’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of her commencement of employment and 1/36th of the remaining shares subject to the award vesting on each monthly anniversary thereafter, subject to Dr. Harding’s continued employment by the Company on each vesting date.

In addition, Dr. Harding will be eligible to participate in the Company’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee.” A description of the terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Harding and any of the Company’s current or former directors or executive officers. Dr. Harding is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The press release dated September 2, 2015 announcing the appointment of Dr. Harding is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2015	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
	Name:	Jonathan E. Lim, M.D.
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated September 2, 2015